EXHIBIT 99.1
PRESS RELEASE
Harris Corporation Fourth Quarter Net Income Rises 39%;
Revenue Grows 21%; Orders Increase 45%
Company Increases Fiscal 2007 Guidance
MELBOURNE, Florida, July 26, 2006 — Harris Corporation (NYSE:HRS) today reported revenue for the fourth quarter of fiscal year 2006 of $992 million, a 21 percent increase compared to $822 million in the prior-year quarter. Orders in the fourth quarter increased 45 percent to $1.2 billion and were higher in each of the company’s four business segments. GAAP net income increased 39 percent to $85.1 million, or $.61 per diluted share. Non-GAAP net income rose 49 percent to $91.0 million, or $.65 per diluted share. Non-GAAP earnings results in the fourth quarter excluded $.04 per diluted share associated with previously announced actions and acquisition expenses.
The company has increased earnings guidance for its fiscal year 2007 from a previous range of $2.50 to $2.60 per diluted share to a new range of $2.60 to $2.70 per diluted share. Revised fiscal year 2007 earnings guidance represents a year-over-year increase of about 20 percent compared to non-GAAP earnings for fiscal 2006.
For the full fiscal year 2006, revenue was $3.5 billion, representing a 16 percent increase compared to fiscal year 2005. Net income increased 18 percent to $237.9 million, and net income was $1.71 per diluted share compared to $1.46 in the prior year. Non-GAAP net income increased 48 percent to $310.0 million, and non-GAAP earnings per diluted share were $2.22 versus $1.51 per diluted share in the prior year. Details related to charges excluded from non-GAAP earnings are provided in the attached Reconciliation of Non-GAAP Financial Measures in Tables 5 and 6 and accompanying notes.
“All of our business segments had improved operating performance and are entering the new fiscal year with significant momentum,” said Howard L. Lance, chairman, president, and chief executive officer. “Orders of $1.2 billion made the fourth quarter the strongest in the company’s history. We have significantly increased new product introductions across the company and will continue to fund a level of engineering research and development investment that will further broaden our product portfolio, market reach, and customer base.

“Our RF Communications segment continues to outperform the market as demand for the high-performance Falcon ® II radios and the new Falcon III radios resulted in significantly higher revenue and orders for the quarter and the year,” Lance said. “Our largest business, the Government Communications Systems segment, returned to growth in the fourth quarter, driven by gains in the Civil, Department of Defense, and Technical Services program areas. In our Broadcast Communications business, the restructuring in fiscal year 2006 has delivered significant improvements in operating performance in our European transmitter and our software systems businesses. In addition, the recent acquisitions of Leitch Technology, Optimal Solutions, and Aastra Digital Video have positioned us in higher-growth digital broadcast markets. Our Microwave Communications segment continued to push sales and margins higher with the success of its TRuepoint™ radio products and with a strengthening microwave market.”
Government Communications Systems
Revenue in the Government Communications Systems segment increased 4 percent to $480 million in the fourth quarter, compared to $462 million in the year-ago quarter. Operating income was $54.2 million, compared to $52.9 million in the prior-year quarter. Program performance continues to be excellent.
Among the programs that contributed to higher revenue in the quarter was the $2.2 billion FAA Telecommunications Infrastructure (FTI) program. Harris made substantial progress in the quarter toward modernizing the telecommunications network that serves more than 4,400 FAA facilities nationwide. Equipment has been installed at more than 1,600 sites and more than a third of the National Airspace System’s 20,000 communications services are now being conducted on the FTI network. Since the initial program award, Harris has expanded its work scope on the program to include the FAA’s Mission Support network for administrative functions and the Satellite Communications network that links remote sites to the FTI network.
Also contributing to higher revenue in the quarter was the new five-year, $600 million contract with the U.S. Census Bureau for its Field Data Collection Automation program, which Harris won at the close of the third quarter. Harris is integrating multiple automated systems required to collect data from field census-takers during the 2010 Census. Additional programs contributing to higher revenue in the fourth quarter included the 10-year, $1 billion Patriot program that provides technical services for the National Reconnaissance Office, the Large Aperture Multiband Deployable Antenna program for the U.S. Air Force and Marine Corps, and sales of commercial satellite antenna products.
At the close of the fiscal year, total backlog for programs in our Government Communications Systems segment stood at more than $4.5 billion. The segment serves a diversified customer base representing approximately 300 active programs.
RF Communications
Revenue in the RF Communications segment was $243 million in the fourth quarter, a 48 percent increase compared to the year-ago quarter. Operating income for the segment rose 58 percent in the quarter to $83.7 million.
Strong revenue and order growth in the fourth quarter came from both U.S. and international markets. International revenue in the quarter benefited from deliveries to the United Kingdom, NATO, Romania, Algeria, Iraq, Ethiopia, Niger, and Uganda.
Orders in the fourth quarter were higher than sales and, for the full year, were above $1 billion. Orders in the fourth quarter included a $169 million contract from the U.S. Army Communications and Electronics Command for Harris Falcon® III AN/VRC-110 vehicular radio systems. The contract is the second major Army vehicular contract for the new Falcon III radio system, confirming a strong entry into a significant new market for Falcon radios. Harris has delivered over 1,500 AN/VRC-110 systems to the Army.
The Falcon III AN/VRC-110 radios provide not only single-band SINCGARS capabilities but also multiband multimission capabilities that provide soldiers with total battlefield connections, including secure ground-to-air and tactical satellite communications, and an embedded global positioning system for situational awareness. The radios are interoperable with a wide range of legacy military and commercial VHF and UHF radios. By utilizing Software Communications Architecture that complies with Joint Tactical Radio System (JTRS) communications waveforms, the Falcon III AN/PRC-152 handheld radio provides the Army with the capability to adapt to future mission requirements.
To continue to meet strong demand across all product lines, Harris has significantly expanded its radio manufacturing capacity. The manufacturing expansion and product ramp-up for the new Falcon III radios were the fastest in the company’s history and were accomplished ahead of schedule.
Microwave Communications
Revenue in the Microwave Communications segment increased 21 percent to $111 million in the fourth quarter. Non-GAAP operating income in the quarter was $9.7 million, excluding charges of $3.8 million, compared to operating income of $3.1 million in the prior-year quarter. Non-GAAP operating margin reached 8.8 percent in the quarter, reflecting continuing improvements in gross margin, primarily as a result of increased shipments and lower manufacturing costs of the TRuepoint™ family of products.
Orders exceeded sales for the sixth consecutive quarter, driven by continued strength in both international and North American markets. In North America, microwave demand from both private networks and mobile service providers continues to be driven by capacity expansions and by network upgrades for high-reliability, high-bandwidth applications. Significant international orders in the quarter were received from service providers in the Ivory Coast, Kenya, Nigeria, Iraq, Romania, and Italy. Significant shipments in the quarter were made to a large service provider in Nigeria for the build-out of a telecom network that spans more than 5,000 kilometers. As part of providing both backbone and access microwave solutions for this complex and expansive network, Harris is also providing network architecture and planning.
During the quarter, Harris introduced a new feature enhancement for its premier TRuepoint product family — a secure network management functionality — and also completed the full production launch for the last two frequency bands — the 10GHz and 38GHz. To further enhance its product portfolio, Harris is developing a next-generation transport solution. Initial release of the new product directed at the high-capacity, long-haul transport segment of the market is expected during the first quarter of calendar year 2007.
Broadcast Communications
Revenue in the Broadcast Communications segment was $172 million in the fourth quarter, up 50 percent compared to $115 million in the prior-year quarter. Revenue growth benefited from the October 2005 acquisition of Leitch Technology. Non-GAAP operating income in the fourth quarter of fiscal 2006 was $21.0 million, excluding charges of $3.2 million, compared to operating income of $7.9 million in the prior-year quarter. Excluding charges, operating margin was 12.2 percent compared to 6.9 percent in the prior-year quarter. The improvement in operating performance resulted from higher gross margins, which have benefited significantly from fiscal year 2006 cost-reduction actions and from the addition of higher-margin video distribution and digital media products from the Leitch acquisition.
Sequentially, revenue increased 20 percent, driven by demand for HD Radio™ transmission systems, networking products, software systems, sales of European transmission equipment, and video distribution and digital media products.
Orders increased significantly over the prior-year quarter and benefited from the Leitch acquisition and its double-digit orders growth for video distribution and digital media products. Demand was particularly strong for the X75™ processor, Platinum™ router, and ICONmaster™ master control system. Orders benefited from several large contracts for software systems and increased demand for radio transmission systems, including the new FLEXSTAR™ family of HD Radio products that Harris recently launched in U.S. markets.
During the quarter, Harris completed the acquisition of Aastra Digital Video. Aastra is a developer and marketer of video networking products. The acquisition further enables Harris to offer broad networking solutions that transport media content over a variety of broadcast, cable, satellite, and telco networks, including those supporting new services such as IPTV and Mobile TV.
Outlook
“Clearly, Harris performed well in all four segments during fiscal year 2006. We concluded the year with a record quarter for revenue, orders, and net income, and an improved outlook for each business segment,” Lance said. “The healthy orders growth has produced a strong backlog, giving us confidence as we enter our new fiscal year. Customer preference for Falcon radios in the U.S. and international markets continues to present significant new opportunities for our RF Communications segment. The Government Communications Systems segment returned to growth and has a significant opportunity pipeline. Operating performance in both Broadcast Communications and

Microwave Communications has improved significantly. We have expanded the breadth of our Broadcast Communications business through new product introductions and acquisitions, which we expect will drive higher growth in the coming year. In Microwave, we are winning large wireless infrastructure programs in North America and emerging markets around the globe, which should continue to drive growth in this business.”
Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2625, access code: 1462662. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Wednesday, August 2. To access the replay, please call (719) 457-0820, access code: 1462662. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on July 26.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With its headquarters in Melbourne, Florida, the company has more than 13,000 employees — including 5,500 engineers and scientists — dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications systems, RF tactical radio communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including earnings per share for the fourth quarter and fiscal 2006 excluding the impact of charges associated with product discontinuations in the Microwave segment, cost-reduction actions in the Broadcast Communications segment, acquisition-related costs associated with the acquisition of Leitch Technology and the charge related to our arbitration with Bourdex. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2007, the potential value of contract awards and potential contract awards, and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (six tables).
HD Radio™ is a trademark of iBiquity Digital Corporation.
# # #
Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’06 Fourth Quarter Summary
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Fiscal Year Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005
		(In millions, except per share amounts)
Revenue from product sales and services	$992.4	$821.9	$3,474.8	$3,000.6

Cost of product sales and services	(651.4)	(585.1)	(2,372.7)	(2,176.8)
Engineering, selling and administrative expenses	(205.1)	(141.4)	(695.4)	(502.6)
Non-operating income (loss)	(0.4)	(0.1)	(1.2)	(6.3)
Interest income	3.3	2.0	11.8	7.5
Interest expense	(9.9)	(5.9)	(36.5)	(24.0)

Income before income taxes	128.9	91.4	380.8	298.4
Income taxes	(43.8)	(30.2)	(142.9)	(96.2)

Net income	$85.1	$61.2	$237.9	$202.2

Net income per common share

Basic	$.64	$.46	$1.79	$1.52

Diluted	$.61	$.44	$1.71	$1.46

Cash dividends paid per common share	$.08	$.06	$.32	$.24

Basic weighted average shares outstanding	133.1	132.7	132.9	132.7
Diluted weighted average shares outstanding	141.8	141.1	141.6	141.3

Table 2
HARRIS CORPORATION
FY’06 Fourth Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Fiscal Year Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005
		(In millions)
Revenue
Government Communications Systems	$479.7	$461.7	$1,812.5	$1,805.2
RF Communications	242.7	163.8	808.6	537.1
Microwave Communications	110.5	91.0	348.7	320.2
Broadcast Communications	172.2	114.6	538.4	384.1
Corporate eliminations	(12.7)	(9.2)	(33.4)	(46.0)

	$992.4	$821.9	$3,474.8	$3,000.6

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$54.2	$52.9	$216.5	$203.4
RF Communications	83.7	53.0	278.9	166.5
Microwave Communications	5.9	3.1	(19.6)	7.7
Broadcast Communications	17.8	7.9	22.8	18.1
Headquarters expense	(20.4)	(15.2)	(75.4)	(58.0)
Corporate eliminations	(5.3)	(6.3)	(16.5)	(16.5)
Non-operating income (loss)	(0.4)	(0.1)	(1.2)	(6.3)
Net interest	(6.6)	(3.9)	(24.7)	(16.5)

	$128.9	$91.4	$380.8	$298.4

Table 3
HARRIS CORPORATION
FY’06 Fourth Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended
	June 30,	July 1,
	2006	2005
	(In millions)
Operating Activities
Net income	$237.9	$202.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	98.4	82.6
Non-current deferred income tax	(1.8)	16.5
Loss (gain) on the sale of securities available-for-sale	—	3.7
(Increase) decrease in:
Accounts and notes receivable	(34.9)	2.7
Inventories	(81.0)	(17.0)
Increase (decrease) in:
Accounts payable and accrued expenses	85.5	(3.5)
Advance payments and unearned income	(9.9)	(11.2)
Income taxes	47.1	28.1
Other	(7.1)	34.7

Net cash provided by operating activities	334.2	338.8

Investing Activities
Cash paid for acquired businesses	(509.6)	(427.3)
Additions of plant and equipment	(101.8)	(75.0)
Additions of capitalized software	(44.6)	(23.8)
Proceeds from the sale of securities available-for-sale	—	13.4

Net cash used in investing activities	(656.0)	(512.7)

Financing Activities
Proceeds from borrowings	345.3	126.5
Payment of borrowings	(55.1)	(134.9)
Proceeds from exercise of employee stock options	33.8	19.8
Repurchase of common stock	(44.9)	(56.4)
Cash dividends	(42.7)	(31.9)

Net cash provided by (used in) financing activities	236.4	(76.9)

Effect of exchange rate changes on cash and cash equivalents	1.7	0.9

Net (decrease) in cash and cash equivalents	(83.7)	(249.9)

Cash and cash equivalents, beginning of year	377.6	627.5

Cash and cash equivalents, end of year	$293.9	$377.6

Table 4
HARRIS CORPORATION
FY’06 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	July 1,
	2006	2005
	(In millions)
Assets

Cash and cash equivalents	$293.9	$377.6
Receivables	560.6	494.0
Inventories	468.9	347.8
Current deferred income taxes	105.0	96.0
Plant and equipment	365.3	307.8
Goodwill	951.1	569.9
Identifiable intangible assets	193.4	99.1
Non-current notes receivable	4.3	13.6
Other assets	199.8	151.6

	$3,142.3	$2,457.4

Liabilities and Shareholders’ Equity

Short-term debt	$1.6	$4.2
Accounts payable and accrued expenses	582.5	441.9
Advance payments and unearned income	129.9	139.0
Income taxes payable	38.1	5.1
Non-current deferred income taxes	28.6	26.7
Long-term debt	699.5	401.4
Shareholders’ equity	1,662.1	1,439.1

	$3,142.3	$2,457.4

HARRIS CORPORATION
FY’06 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss); headquarters expense; cost of product sales and services; engineering, selling and administrative expenses; income before income taxes; income taxes; net income; and net income per diluted share adjusted to exclude certain costs, expenses, and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’06 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
	June 30, 2006			July 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$992.4	$—	$992.4	$821.9	$—	$821.9

Cost of product sales and services (A)	(651.4)	0.2	(651.2)	(585.1)	—	(585.1)
Engineering, selling and administrative expenses (B)	(205.1)	6.8	(198.3)	(141.4)	—	(141.4)
Non-operating income (loss)	(0.4)	—	(0.4)	(0.1)	—	(0.1)
Interest income	3.3	—	3.3	2.0	—	2.0
Interest expense	(9.9)	—	(9.9)	(5.9)	—	(5.9)

Income before income taxes	128.9	7.0	135.9	91.4	—	91.4
Income taxes	(43.8)	(1.1)	(44.9)	(30.2)	—	(30.2)

Net Income	$85.1	$5.9	$91.0	$61.2	$—	$61.2

Net Income per diluted common share	$.61	$.04	$.65	$.44	$—	$.44

	Fiscal Year Ended			Fiscal Year Ended
	June 30, 2006			July 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$3,474.8	$—	$3,474.8	$3,000.6	$—	$3,000.6

Cost of product sales and services (A)	(2,372.7)	49.0	(2,323.7)	(2,176.8)	4.8	(2,172.0)
Engineering, selling and administrative expenses (B)	(695.4)	32.9	(662.5)	(502.6)	3.8	(498.8)
Non-operating income (loss)	(1.2)	—	(1.2)	(6.3)	—	(6.3)
Interest income	11.8	—	11.8	7.5	—	7.5
Interest expense	(36.5)	—	(36.5)	(24.0)	—	(24.0)

Income before income taxes	380.8	81.9	462.7	298.4	8.6	307.0
Income taxes	(142.9)	(9.8)	(152.7)	(96.2)	(1.6)	(97.8)

Net Income	$237.9	$72.1	$310.0	$202.2	$7.0	$209.2

Net Income per diluted common share	$1.71	$.51	$2.22	$1.46	$.05	$1.51

Table 6
HARRIS CORPORATION
FY’06 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	June 30, 2006			July 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
			(In millions)
Revenue
Government Communications Systems	$479.7	$—	$479.7	$461.7	$—	$461.7
RF Communications	242.7	—	242.7	163.8	—	163.8
Microwave Communications	110.5	—	110.5	91.0	—	91.0
Broadcast Communications	172.2	—	172.2	114.6	—	114.6
Corporate eliminations	(12.7)	—	(12.7)	(9.2)	—	(9.2)

	$992.4	$—	$992.4	$821.9	$—	$821.9

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$54.2	$—	$54.2	$52.9	$—	$52.9
RF Communications	83.7	—	83.7	53.0	—	53.0
Microwave Communications (C)	5.9	3.8	9.7	3.1	—	3.1
Broadcast Communications (D)	17.8	3.2	21.0	7.9	—	7.9
Headquarters expense	(20.4)	—	(20.4)	(15.2)	—	(15.2)
Corporate eliminations	(5.3)	—	(5.3)	(6.3)	—	(6.3)
Non-operating income (loss)	(0.4)	—	(0.4)	(0.1)	—	(0.1)
Net interest	(6.6)	—	(6.6)	(3.9)	—	(3.9)

	$128.9	$7.0	$135.9	$91.4	$—	$91.4

	Fiscal Year Ended			Fiscal Year Ended
	June 30, 2006			July 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
			(In millions)
Revenue
Government Communications Systems	$1,812.5	$—	$1,812.5	$1,805.2	$—	$1,805.2
RF Communications	808.6	—	808.6	537.1	—	537.1
Microwave Communications	348.7	—	348.7	320.2	—	320.2
Broadcast Communications	538.4	—	538.4	384.1	—	384.1
Corporate eliminations	(33.4)	—	(33.4)	(46.0)	—	(46.0)

	$3,474.8	$—	$3,474.8	$3,000.6	$—	$3,000.6

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$216.5	$—	$216.5	$203.4	$—	$203.4
RF Communications	278.9	—	278.9	166.5	—	166.5
Microwave Communications (C)	(19.6)	39.6	20.0	7.7	—	7.7
Broadcast Communications (D)	22.8	36.9	59.7	18.1	8.6	26.7
Headquarters expense (E)	(75.4)	5.4	(70.0)	(58.0)	—	(58.0)
Corporate eliminations	(16.5)	—	(16.5)	(16.5)	—	(16.5)
Non-operating income (loss)	(1.2)	—	(1.2)	(6.3)	—	(6.3)
Net interest	(24.7)	—	(24.7)	(16.5)	—	(16.5)

	$380.8	$81.9	$462.7	$298.4	$8.6	$307.0

HARRIS CORPORATION
FY’06 Fourth Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5 and 6:
Note A — Adjustments to cost of product sales and services for the quarter ended June 30, 2006 are related to lower margins being recognized subsequent to our acquisition of Leitch Technology Corporation (“Leitch”) due to a step up in inventory recorded as of the acquisition date. Adjustments to cost of product sales and services for the year ended June 30, 2006 include inventory write-downs associated with product discontinuances in our Microwave Communications segment ($35.0 million), inventory write-downs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in our Broadcast Communications segment ($11.3 million) and lower margins being recognized subsequent to our acquisition of Leitch due to a step up in inventory recorded as of the acquisition date ($2.7 million). Adjustments to cost of product sales and services for the year ended July 1, 2005, relate to impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda Systems, Inc. (“Encoda”).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended June 30, 2006 include integration costs associated with our acquisition of Leitch ($2.0 million), severance and other expenses associated with cost reduction actions in our Broadcast Communications segment ($1.0 million) and severance costs associated with product discontinuances and the shut-down of our manufacturing activities in Montreal, Canada in our Microwave Communications segment ($3.8 million). Adjustments to engineering, selling and administrative expenses for the year ended June 30, 2006 include the charge related to our arbitration with Bourdex ($5.4 million), the write-off of in-process research and development ($3.6 million) and other expenses ($5.6 million) associated with our acquisition of Leitch, severance costs associated with product discontinuances and the shut-down of our manufacturing activities in Montreal, Canada in our Microwave Communication segment ($4.6 million) and severance and other costs associated with cost reduction actions in our Broadcast Communications segment ($13.7 million). Adjustments to engineering, selling and administrative expenses for the year ended July 1, 2005, relate to the write-off of in-process research and development ($3.8 million).
Note C —Adjustments to our Microwave Communications segment operating income for the quarter ended June 30, 2006 relate to severance costs associated with previously announced product discontinuances and the shut-down of our manufacturing activities in Montreal, Canada. Adjustments to our Microwave Communications segment operating loss for the year ended June 30, 2006 relate to inventory write-downs and severance costs associated with product discontinuances and the shut-down of our manufacturing activities in Montreal, Canada.
Note D — Adjustments to our Broadcast Communications segment operating income for the quarter ended June 30, 2006 are related to lower margins being recognized subsequent to our acquisition of Leitch due to a step up in inventory recorded as of the acquisition date ($2.2 million) and severance and other expenses associated with previously announced cost reduction actions in our Broadcast Communications segment ($1.0 million). Adjustments to Broadcast Communications segment operating income for the year ended June 30, 2006 include inventory write-downs, severance and other costs associated with cost reduction actions ($25.0 million) and charges associated with our acquisition of Leitch ($11.9 million) including the write-off of in-process research and development, lower margins being recognized subsequent to our acquisition due to a step up in inventory recorded as of the acquisition date, integration activities and other items. The adjustments to Broadcast Communications segment operating income for the year ended July 1, 2005, relate to the write-off of in-process research and development ($3.8 million), and impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda.
Note E — Adjustments to headquarters expense for the year ended June 30, 2006 include a charge related to a previously announced decision we received in our arbitration with Bourdex.